THIS AGREEMENT (hereinafter called the "Non-Compete Agreement" ) is made as of January 30, 1996 (revised February 12, 1996), by and between CIRCUIT CITY STORES, INC., (the "Company"), a Virginia Corporation, and Alan L. Wurtzel.

         The parties agree as follows:

                                    ARTICLE I

                                   Commitments

         (1) Non-competition. You agree that you will not, without the prior written consent of the Company, engage in competition with the Company or its subsidiaries by being associated with any Competing Business (as hereinafter defined) during the term of this Non- Compete Agreement. For purposes of this Article, you will be deemed to have associated with a Competing Business if you:
(1) directly or indirectly, alone or as a member of a partnership, own greater than a 5% interest in; or (2) manage, operate, control, or act as a consultant to; or (3) serve as an officer or director or in any managerial or executive position; with any Competing Business.

         A "Competing Business" is any business entity which engages in the Business of the Company and engages in Substantial Competition with the Company or its subsidiaries in one or more Metropolitan Statistical Areas ("MSA"), in which the Company or its subsidiaries have their operation, or in which, as of January 31, 1996, the Company or its subsidiaries are engaged in real estate site selection or have taken further steps toward the commencement of operation in the future, either alone or in association with another entity ("Future Statistical Areas"), and in which the Company and its subsidiaries collectively produced, or, in the case of Future Statistical Areas, are projected to produce in the first year of operations, more than $5 million of gross sales. A business will not be considered to be in "Substantial Competition" with the Company or its subsidiaries if: (1) the business or the operating unit of the business in which you are employed or with which you are associated (the "Business Unit") is not engaged in the Business of the Company; or (2) if sales of the Business Unit's products or services in the Business of the Company constitute less than 10% of such Business Unit's sales; or (3) if the sales of the Business Unit in the Business of the Company do constitute more than 10% of the sales of the Business Unit, but there is not significant geographic overlap between such Business Unit and the Company's business locations. For the purposes of this provision, there will not be a significant geographic overlap if less than 10% of the sales of such Business Unit and less than 10% of the Company's and/or the relevant subsidiaries' sales (i) are in the same MSA or (ii) are projected to be in the same MSA within the first year of operations in the case of Future Statistical Areas. The term "Business of the Company" is defined as: (a) retail sales and service of consumer electronics or appliances (with or without after-sale service) or (b) the purchase or sale of motor vehicles (with or without providing after-sale service) or (c) any other line of business in which the Company or its subsidiaries become engaged before the termination of this agreement (September 30, 1998). In every case, the good faith judgement of the Board of Directors shall be conclusive as to whether you are associated with a Competing Business.

                                                                       initials





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 2

         (2) Non-solicitation. You agree that during the term of this Non-Compete Agreement and for a period of two years following its termination, you will not, without the prior written consent of the Company, directly or indirectly engage in efforts to induce the Company's or its subsidiaries' employees to terminate their employment for the purpose of being employed by another business entity.

         (3) Confidential Information. You recognize that by virtue of your previous position and tenure with the Company in an executive capacity, you have and will continue to have access to trade secrets and other confidential information of the Company and its subsidiaries in whatever form as documents, software, C.D. Rom, firmware, brochures, data, materials, knowledge, graphs, pictures and the like including, but not limited to, the Company's business methods, expansion strategies, expansion plans, merchandising and marketing techniques or policies, training techniques, internal operations, supplier information, pricing information, internal corporate planning methods, systems and operating procedures and other business matters (the "Confidential Information").

         You recognize and acknowledge that such Confidential Information, as may exist from time to time, is a valuable, special and unique asset of the Company and its subsidiaries, and that this Confidential Information and its use have been responsible for the rapid growth and nationwide expansion of the Company and its subsidiaries, and if known by an entity engaged in the "Business of the Company," would cause irreparable harm to the Company and its subsidiaries.

         Therefore, you will not:

                  (A) Disclose in any manner that might adversely affect the Company or its subsidiaries any Confidential Information belonging to or in the possession of the Company or its subsidiaries; or

                  (B) Except in your capacity as a Director, remove any Confidential Information from the premises of the Company or its subsidiaries or, in any case fail or refuse to surrender the same to the Company or its subsidiaries immediately upon their request; or

                  (C) Disclose to or use for the benefit or purposes of anyone engaged in the Business of the Company or its subsidiaries, any trade secrets or other Confidential Information, whether you learned the information before or after signing this Agreement.

                                                                       initials





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 3

                                   ARTICLE II

                                      Term

         The term of this Non-Compete Agreement is from February 1, 1996 through September 30, 1998.

                                   ARTICLE III

                                  Compensation

         In consideration of your executing this Non-Compete Agreement and agreeing to be bound by its terms, the Company will:

         (1) Pay you $258,750.00 during the period February 1, 1996 through September 30, 1998. This amount will be paid in equal monthly payments of $8,085.93.

         (2) Pay you an additional monthly payment during the term of this Non-Compete Agreement. This amount is described in detail in paragraph 3.a. through 3.g. (and on Exhibit 1) of the Retirement Status Letter to you dated January 30, 1996 (revised February 12, 1996) ("the Letter"). The current amount of this additional payment is $3,1892.45 per month, but it is subject to adjustment under certain conditions which are described in the Letter.

         (3) Make available to you coverage under a health care plan as an alternative to COBRA. This plan is described in the Letter and in the Plan description.

                                   ARTICLE IV

                                      Death

         In the event that you die prior to September 30, 1998, your designated beneficiary will receive one-half of the remaining monthly payments mentioned in
Article III(1) for the period of time between your death and September 30, 1998.

                                                                       initials





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 4

                                    ARTICLE V

                                     Notices

         Any notice or other communication ("Notice") required under this Non-Compete Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Company, any Notice shall be delivered or mailed to its principal office to the attention of the senior Human Resources officer. Any notices shall be delivered or mailed to your last known address as reflected in the records of the Company.

                                   ARTICLE VI

                                   Assignment

         This Non-Compete Agreement shall not be assignable by you. However, the Company may assign it to an entity under common control with the Company or to an entity which succeeds to the portion of the Company's business in which you were previously employed.

                                   ARTICLE VII

                          Entire Agreement; Amendments

         This Non-Compete Agreement and the Retirement Status Letter constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, express or implied, related to the subject matter contained herein, between you and Circuit City Stores, Inc. The Employment Agreement dated June 21, 1983, as amended by letter agreement dated September 8, 1983; December 2, 1986; May 24, 1989; and June 16, 1992 (the "Employment Agreement"), between you and Circuit City Stores, Inc., is specifically terminated as of January 31, 1996. In addition, your employment is also terminated effective that date. This Non-Compete Agreement may be amended or terminated only by a writing executed by both parties.

                                                                       initials





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 5

                                  ARTICLE VIII

                                  Governing Law

         This Non-Compete Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

                                   ARTICLE IX

                              Penalties for Breach

         In the event that the Company gives written notice to you that you have breached your obligations under Article I, the Company shall be entitled to suspend its obligation to make the payments provided for under Article III(1) and (2) of this Non-Compete Agreement. These obligations shall remain suspended pending a judicial determination (or other resolution agreed to by the Company and you) of the issue. In the event that it is determined that you have not breached your obligations, the Company shall immediately pay you the suspended payments and shall resume making any remaining payments due to you under Article III(1) and (2) on the schedule described therein. In the event that it is determined that you have breached your obligations, in addition to any other remedies which may be available to it, the Company shall be entitled to elect one of the following alternatives:

         1. The Company may terminate this Non-Compete Agreement, retain the suspended payments and provide no further payments or other benefits to you under Article III. The Company's election of this alternative shall not reduce its rights to recover any damages to which it is determined to be entitled as a result of your breach of your obligations under this Non-Compete Agreement.

                  or

         2. The Company may continue this Non-Compete Agreement in effect. If the Company elects this alternative, you shall comply with your obligations under this Non-Compete Agreement until its expiration and, subject to the Company's set-off rights described below, the Company shall pay you the initials





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 6

                  suspended  payments  and shall  resume  making  any  remaining payments under Article III(1) and (2) on the schedule described therein. The Company shall be entitled to set-off any damages to which it is determined to be entitled as a result of your breach of your obligations under this Non-Compete Agreement against the suspended payments and any remaining payments due to you during the remainder of the term of this Non-Compete Agreement.

                                    ARTICLE X

                                     Waiver

         Failure to insist upon strict compliance with any term or condition of this Non- Compete Agreement shall not constitute a waiver of the term or condition, nor shall any waiver or relinquishment of any right or power under this Non-Compete Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time.

                                   ARTICLE XI

                                  Severability

         If any Article, paragraph, sentence, or clause hereof, including, without limitation, Article I, is deemed invalid or unenforceable in whole or in part in any jurisdiction, all the other Provisions in this Non-Compete Agreement including the affected Provision, to the extent it is not deemed invalid or unenforceable, shall remain in full force and effect in that, and any other, jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Non-Compete Agreement. The invalidity or unenforceability of any Provision of this Non-Compete Agreement in any jurisdiction shall not affect the validity or enforceability of that Provision in any other jurisdiction.

         The offer contained herein remains open until 5 p.m. on February 16, 1996. To confirm that this Non-Compete Agreement states our agreement, please sign the enclosed copy on the line above your name, date it, initial each page in the space provided for that purpose, and return the copy to Wanda Moser, Personnel Operations Manager, in the enclosed envelope by February 16, 1996. This Non-Compete Agreement is not effective until received by Wanda Moser, who will sign it to verify receipt and will send you a fully executed copy for your records.





Alan L. Wurtzel
Non-Compete Agreement

January 30, 1996 (revised February 12, 1996)
Page 7

         IN  WITNESS  WHEREOF,   the  parties  have  executed  this  Non-Compete
Agreement on the day and the year first written below.

CIRCUIT CITY STORES, INC.

By:               s/Richard L. Sharp                                   2/12/96
                  Richard L. Sharp                                       Date
                  President and Chief Executive Officer

AGREED:           s/Alan L. Wurtzel                                    2/13/96
                  Alan L. Wurtzel   SS# ###-##-####                      Date

RECEIVED:         s/Wanda Moser                                        2/21/96
                  Wanda Moser                                            Date

                                                                       initials

                                                      January 30, 1996
                                                      Revised February 12, 1996

Alan L. Wurtzel
2134 R Street NW
Washington, DC  20008

Dear Alan,

         As Bill Zierden and I have discussed with you, we are proposing to change the agreement which currently exists between you and Circuit City Stores, Inc. (the "Company"). The following summarizes what we have proposed:

A. Your active employment with the Company will end as of January 31, 1996. Your current Employment Agreement, which is dated June 21, 1983, as amended by letter agreement dated September 8, 1983; December 2, 1986; May 24, 1989; and June 16, 1992 (the "Employment Agreement") will remain in effect through January 31, 1996 (subject to the provisions of paragraph F below), at which time it will terminate and will be succeeded by a new agreement as described in C below.

B.       You may  remain  on the  Board  of  Directors  through  the end of your current term, subject to the removal rights of the Company's shareholders. You may be renominated for subsequent terms at the discretion of the nominating committee and the Board. As long as your Non-Compete Agreement is in effect, you will not be entitled to the annual retainer paid to the Directors or the committee service or attendance fees. You will be entitled to reimbursement of expenses paid to Directors for attendance at meetings. As long as you remain on the Board of Directors and such plan remains in effect, you will be eligible to participate in the 1989 Non-Employee Directors' Stock Option Plan.


C. In exchange for your execution of a non-compete, confidentiality and nonsolicitation agreement (the "Non-Compete Agreement") which is dated January 30, 1996 (revised February 12, 1996), we have agreed, subject to the terms of the Non-Compete Agreement:

         1.       to pay you a total of $258,750.00  during the period  February
                  1, 1996

                                                                        initials




Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 2

                  through September 30, 1998. Payments will be made in 32 equal monthly payments of $8,085.93;

         2. to offer you the option to join a small-group medical plan with Blue Cross/Blue Shield of Virginia (Trigon). This option is available to you as an alternative to medical coverage under COBRA (described in paragraph D.1).

                  If you enroll in the BC/BS plan on February 1, 1996, you may remain in it until you reach age 65. The Company will pay 25% of the cost for you and your present spouse until each of you reach age 65. (In the event that you die prior to the expiration of the Non-Compete Agreement, Circuit City will continue to pay 25% of the premium for your present spouse until she reaches age 65.) However, in no event will coverage for either of you continue beyond age 65. Based on the rates currently in effect, your cost (75% of the total premium) to cover you and your spouse would be $458.19 per month. This monthly contribution amount will change if there is a change in the total cost of the premium. Coverage for eligible family members will continue as long as they meet the definition for eligible family members as defined by the BC/BS Plan.

                  You have received a booklet describing the Plan, its benefits and requirements, and an Enrollment Application. Although the Company expects our relationship with BC/BS to be a long one, as always, the Company reserves the right to change insurance carriers and/or amend benefits. If you secure other employment and are eligible to be covered under the medical plan of a new employer, coverage and payments under this provision will cease;

         3. to pay you an additional monthly payment of $3,189.45 during the term of the Non-Compete Agreement. This amount was derived by adding the amounts listed in 3.a. through 3.g. below and is subject to change if any of the items which comprise the monthly payments change. In addition to the explanations below, Exhibit 1 details how these monthly payments were calculated. These amounts are:

                  a) $319.16 per month to reimburse you the cost of coverage for you and your current spouse in the above-mentioned BC/BS Plan. This amount has been calculated by taking the cost of your participation in this Plan (which is currently $458.19/month or 25% of the total) less the amount of the current associate contribution of $139.00/month. This monthly amount is subject

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Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 3

                           to change if: 1) the total cost of the BC/BS premium changes as a result of premium increases and/or an increase or decrease due to a change in coverage (an example of this would be if you were to stop covering your current spouse) or 2) the amount of the associate contribution changes.

         b) $146.00 per month to replace the benefits you would have received under the Dental Plan had you continued to be employed and had you continued to be covered under that Plan. The maximum benefit you are currently eligible to receive under the Dental Plan is $1000 per year for each of you and your current spouse ($2000/year or $167 per month [less $21/month which you are currently paying for your dental premium]). We do not have a dental plan similar to the BC/BS medical plan to offer you. However, you do have the option to remain in the current Dental Plan through COBRA for up to a legally-specified period of time following the termination of your employment, at your expense, by paying the full cost of the COBRA premium. If you elect to continue coverage under COBRA, the monthly payments of $146.00 will not begin until your coverage under COBRA ends.

         c) $250 per month to replace your current life insurance coverage. This has been calculated by taking the average of your consultant compensation during the period of the Non-Compete Agreement ($95,000/year) x three x the cost of replacement coverage, less the amount of your current contribution.

         d) $330.67 per month to cover the employer side of your federal FICA taxes, which were previously paid by the Company. Using an average wage base of $64,000 for the term of the Agreement x 6.2%, this comes to $330.67 per month.

                  e) $181.25 per month to cover the employer side of your FICA Medicare taxes, which were previously paid by the Company. Using an average wage base of $150,000 for the term of the Agreement (this amount includes your secretaries' salary) x 1.45%.

                  f) $1,104.37 per month to cover the "gross up" for federal and state income taxes at the maximum rate for the amounts you are receiving under 3.a., 3.b., 3.c., 3.d., and 3.e. above. This amount is subject to change if the monthly amounts paid to you initials




Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 4

                           for Medical or Dental insurance changes. (This amount was calculated by taking the total of the monthly payments in 3.a., 3.b., 3.c., 3.d. and 3.e. ($319.16
                           + $250 + $146 +  $330.67 +  $181.25  =  $1,227.08)  x
                           90%).

                  g) $858 per month, which is in lieu of the car allowance which you presently receive as a senior executive of the Company. While this benefit is currently $858/month, it is subject to change if the amount allotted for senior executives in the Company changes;


         4. pay you a lump sum of $56,565.00, which is the net present value of the difference between the benefit you would have earned if you remained full time until age 65 and your actual earned benefit under the Retirement Plan. This amount will be paid to you within ten working days of our receipt of the executed Non-Compete Agreement.

         5. for the Company to continue to provide you with secretarial support. This support will be on the same basis as it currently exists, that is, the Company will employ secretarial support for you and provide you with the appropriate computer equipment (hardware, software, etc.) for that person to use. Upon the termination of the Non-Compete Agreement, you will need to make arrangements to return or purchase the aforementioned computer equipment.

         6. for the Company to continue to provide you with tax preparation advice, up to $10,000 per year. This amount is subject to adjustment if is the amount approved by the Compensation Committee of the Board of Directors changes for any associates at the senior executive level.

         7. for you to continue your participation in the O.E.P. program during the term of your Non-Compete Agreement. At the termination of the Non- Compete Agreement, you may purchase the merchandise which you have on loan for cost less 10%.

D. A recap of the status of your participation in our benefit plans upon the termination of your employment (January 31, 1996) is as follows:

         1. Medical - If you do not choose to join the BC/BS Plan, you may elect to remain in the Company's medical plan, under a federal law known as COBRA (Consolidated Omnibus Reconciliation Act of
                  1985). Under COBRA, your coverage can continue for up to a legally specified period of time. You will be responsible for paying the entire cost of COBRA initials




Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 5

                  coverage. Information regarding COBRA coverage will be sent to your home shortly after February 1, 1996.

         2. Dental - You may also elect to continue your dental coverage under COBRA. There is no additional option (similar to the BC/BS Plan described in B.3. above) available for dental coverage. You will be responsible for paying the entire cost of COBRA coverage. Again, information will be mailed to your home shortly after February 1, 1996.

         3. Group Life Insurance - Your group life insurance (basic and supplemental) will end January 31, 1996. You have 31 days to convert to an individual policy with our carrier. Individual policy rates will be different from our group rate. (Contact Mary Gill on ext. 4475 for conversion forms.)

         4. Long Term Disability - Your Long Term Disability coverage will end on your termination date of January 31, 1996. Our plan does not allow conversion to an individual plan. You have acknowledged that you will not be specifically compensated for the termination of this benefit.

         5. Retirement Plan - Your participation as an active participant in the Retirement Plan ends as of the date of your termination of employment. However, the termination of your employment does not effect any retirement benefits vested prior to your termination date.

E. A recap of the status of your participation in other Company programs upon the termination of your employment is as follows:

         1. Car Allowance - Your monthly car allowance as an active associate will end as of January 31, 1996.

         2. O.E.P. - You may continue to remain in this program until your Non- Compete Agreement terminates. At the termination of your Non- Compete Agreement you will need to make arrangements to either return or purchase any merchandise which you have.

         3. Associate Discount - As a retiree with at least 20 years of service, you may continue to purchase product at Circuit City stores at the Associate Discount price.

                                                                        initials




Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 6

         4. Secretarial Support - You can continue to receive secretarial support until the end of the month in which your Non-Compete Agreement ends. This will continue to be reported as income to you, on the same basis that it is currently calculated.

         5. Tax Advice - You will continue to participate in this program until your Non-Compete Agreement terminates. You are currently eligible for up to $10,000 per year, however this amount is subject to change as referenced in paragraph C.6.. As with the secretarial support, this will be reported as income to you.

F. The above-mentioned agreements and understandings are based on the assumption that you remain an active, part-time employee of the Company between today and January 31, 1996. The Company's obligations under these agreements will terminate immediately in the event that your employment is terminated for "cause" prior to February 1, 1996. ("Cause" is defined in paragraph F of your Employment Agreement.) In the event that you die prior to the start date of the Non-Compete Agreement, the terms of your relationship with the Company will be defined solely by the terms of your Employment Agreement, and the Company's obligations under the agreements dated January 30, 1996 will terminate as of the date of your death.

G. Assuming you accept the Non-Compete Agreement, any income received by you under this Agreement (explained in paragraph C above) will be reported as income to you on a 1099.

         Please sign below to indicate your acknowledgement and acceptance of these agreements. Also, please indicate your choice regarding medical plan election. Attached to this letter are two copies of the Non-Compete Agreement, and an extra copy of this letter. To execute these, please initial each page, sign each in the space provided, and return one copy of each (with your original signature) to Wanda Moser, in the enclosed envelope.

                                         Sincerely,

                                         s/Richard L. Sharp

                                         Richard L. Sharp
                                         President and Chief Executive Officer








Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 7


attachment: Exhibit 1 - Calculations of Amounts for the Non-Compete Agreement




ACKNOWLEDGED AND ACCEPTED:



         2/13/96                            s/Alan L. Wurtzel
          Date                              Alan L. Wurtzel  SS# ###-##-####




                                                                        initials

Alan L. Wurtzel
Retirement Status Letter
January 30, 1996 (Revised February 12, 1996)
Page 8





                             MEDICAL PLAN ELECTION

            ___X___ I elect to participate in the the Blue Cross/Blue Shield medical plan as outlined in C.2. above.

            _______ I elect to not participate in the above-mentioned Blue Cross/Blue Shield Plan



            2/13/96                    s/ Alan L. Wurtzel
             Date                Alan L. Wurtzel  SS# ###-##-####




                                                                        initials